UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 5, 2012

Compressco Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation

On July 5, 2012 Compressco Partners, L.P. (the “Partnership”) drew down a total of $5.8 million on its revolving credit facility with JPMorgan Chase Bank, N.A. See below for a further discussion of the Partnership’s revolving credit facility. The Partnership intends to use a portion of these proceeds to fund its ongoing capital expenditures related to the expansion of its Latin American fleet of compressors and other equipment as a result of increased demand. The Partnership intends to use the remainder of these proceeds to fund its ongoing upgrades to its domestic compressor fleet to meet increased demand in unconventional applications such as vapor recovery.

As previously disclosed, on June 24, 2011, the Partnership entered into a $20.0 million revolving credit facility agreement with JPMorgan Chase Bank, N.A. The borrowers under the revolving credit facility are the Partnership, Compressco Partners Operating, LLC and Compressco Partners Sub, Inc., each a wholly owned subsidiary of the Partnership. The revolving credit facility includes borrowing capacity available for letters of credit (at a sublimit of $5.0 million) and a $20.0 million uncommitted expansion feature, less $3.0 million that the Partnership is required to set aside as a reserve that cannot be borrowed. Amounts borrowed under the revolving credit facility, including the advance reported above, are due and payable, together with all unpaid interest, fees and other obligations, on June 24, 2015, or earlier upon early repayment by the Partnership or exercise by the lender of its rights under the revolving credit facility.

The $5.8 million of borrowings under the revolving credit facility will bear interest at an initial rate of 2.75% per annum. Generally, borrowings under the Partnership’s revolving credit facility bear interest at a rate per annum equal to, at the Partnership’s option, either (a) LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three or six months (as selected by the Partnership) plus a margin of 2.25% per annum or (b) a base rate determined by reference to the highest of (1) the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A. or (2) LIBOR (adjusted to reflect any required bank reserves) for a one-month interest period on such day plus 2.50% per annum. In addition to paying interest on outstanding principal under the Partnership’s revolving credit facility, the Partnership is required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.425% per annum, paid quarterly in arrears. The Partnership is also required to pay customary collateral monitoring fees and letter of credit fees, including, without limitation, a letter of credit fee equal to the applicable margin on revolving credit LIBOR loans and fronting fees.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on June 24, 2011, and incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: July 6, 2012